Exhibit 3.10

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

UPSTREAM WORLDWIDE, INC.

I, Daniel Brauser, Chief Financial Officer of Upstream Worldwide, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Corporation”), DO HEREBY CERTIFY:

That there are no shares of Series A Preferred Stock of the Corporation outstanding; and

That pursuant to Section 151(g) of the Delaware General Corporation Law and the provisions of the Corporation’s Certificate of Incorporation, as amended, the Board of Directors of the Corporation (“Board”), on November 18, 2011, adopted the following resolution:

RESOLVED: That the designations, powers, preferences and rights of the Series A Preferred Stock pursuant to that certain Certificate of Designation of the Corporation previously filed with the Secretary of State, State of Delaware on November 18, 2008 (the “Certificate”) shall be, and hereby are, amended and restated as provided below and that no shares shall be issued subject to the Certificate with respect to such series.

A.           Series A Preferred Stock.

1.          Designation; Ranking. A series of preferred stock is hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2.          Number. The number of shares constituting Series A Preferred Stock is fixed at 10,000,000 shares, par value $.0001 per share, and such amount may not be increased or decreased except with the written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock.

3.          Liquidation Preference.

(a)          Liquidation Event. A “Liquidation Event” shall mean (i) the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or (ii) (A) any reorganization, consolidation, merger or similar transaction or series of related transactions (each, a “Combination Transaction”) in which the Corporation is a constituent party, or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination Transaction, if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (B) a sale, lease, license, transfer or other disposition, whether in a single transaction or a series of related transactions, of all or substantially all of the assets of the Corporation. An “Acquiring Stockholder” means a stockholder or stockholders of the corporation that (1) merges or combines with the Corporation in such Combination Transaction or (2) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

(b)          General. Upon any Liquidation Event, , the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its shareholders, an amount equal to $1.00 per share (the “Series A Liquidation Preference Amount”) of the Series A Preferred Stock before any amount shall be paid or distributed to the holders of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”) or the holders of any other series or class of preferred stock of the Corporation, except the holders of any other series or class of preferred stock of the Corporation whose liquidation rights shall be pari passu with (such holders shall be referred to as the “Pari Passu Holders”) or senior to the holders of the Series A Preferred Stock (which includes the Series B Preferred Stock and the Series C Preferred Stock). If the assets of the Corporation are not sufficient to pay in full the Series A Liquidation Preference Amount to the holders of outstanding shares of the Series A Preferred Stock and the liquidation preference amount to the Pari Passu Holders, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the Pari Passu Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full Series A Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will still be entitled to participate with holders of Common Stock and those holders of Preferred Stock entitled to a distribution of the assets of the Corporation upon the Liquidation Event. After a Liquidation Event and the subsequent payment to a holder of Series A Preferred Stock of its Series A Liquidation Preference Amount, such holder’s stock certificate representing its Series A Preferred Stock shall be deemed null and void.

(c)          Subordination. The liquidation preference of the Series A Preferred Stock shall be subordinate in all respects to the liquidation preference of the Series B Preferred Stock and the Series C Preferred Stock.

(d)          Notice. Prior to the occurrence of any Liquidation Event, and in any event not less than twenty (20) calendar days prior to any payment date with respect thereto, the Corporation will furnish each holder of the Series A Preferred Stock notice in accordance with Section A.7 hereof; together with a certificate prepared by the chief financial officer (or any other executive officer) of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of the Series A Preferred Stock each holder of the Series A Preferred Stock would receive pursuant to the provisions of Section A.3(b) hereof and stating in detail the basis upon which such amounts were determined.

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(e)          Reduction of Time for Notice. The holder or holders of not less than a majority of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, reduce the time, but not below five business days, for notice pursuant to any notice provisions specified herein for the benefit of such holders, and any such reduction of time shall be binding upon all holders of such securities.

(f)          Liquidation Event Exception. Notwithstanding anything contained herein to the contrary, the Reverse Stock Split (as hereinafter defined) shall not constitute a Liquidation Event.

4.           Voting.

(a)          General. Subject to the other provisions of this Certificate of Designation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)          Number of Votes. Each holder of shares of Series A Preferred Stock shall be entitled to vote those shares of Common Stock that would be receivable upon the conversion of such holder’s Series A Preferred Stock at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

(c)          Required. At any time when shares of Series A Preferred Stock are outstanding, in addition to any other vote required by law or the Corporation’s Certificate of Incorporation, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise, change the rights or preferences of the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock.

5.           Conversion. The holders of the Series A Preferred Stock shall have, and be subject to, the following conversion rights:

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(a)          Conversion. At such time as the consummation of the proposed reverse stock split whereby the Corporation’s outstanding Common Stock shall be reduced to approximately 10,000,000 shares on a fully-diluted basis ((i) including shares issuable upon conversion of all of the Corporation’s outstanding preferred stock (other than Series A Preferred Stock) and prior to cancellation of any fractional shares, and (ii) excluding (A) any shares of Company capital stock issued in connection with the proposed transaction with Fort Knox Recycling, LLC d/b/a ecoSquid, (B) any shares of Company capital stock issued in connection with the conversion of convertible notes issued by the Company (the “Convertible Notes”), (C) any shares of Company capital stock issued in connection with the exercise of warrants issued in conjunction with the Convertible Notes, and (D) any shares of Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock,) (the “Reverse Stock Split”), and provided that a Liquidation Event has not occurred, each share of the Series A Preferred Stock then held by each holder of the Series A Preferred Stock shall automatically, without further action of the Corporation or any such holder, convert into a number of fully paid and non-assessable shares of Common Stock in accordance with Section A.5(c), subject to the limitations contained in Section A.5(d)(i).

(b)          Conversion Time. The “Conversion Time” with respect to a conversion pursuant to Section 5(a) shall mean immediately following such time as the Reverse Stock Split has become effective in accordance with the terms and conditions of the Corporation’s Certificate of Incorporation, as amended. The “Conversion Time” with respect to a conversion pursuant to Section 5(d)(ii) shall mean such time(s) as the requirements set forth in Section A.5(d)(iii) have been satisfied.

(c)          Conversion Formula. At the Conversion Time, each share of Series A Preferred Stock subject to conversion shall be convertible into the number of shares of Common Stock which results from dividing an amount per share equal to $1.00, as proportionately adjusted for stock splits, subdivisions, combinations and similar transactions effecting the Series A Preferred Stock (other than the Reverse Stock Split), by the conversion price for the Series A Preferred Stock that is in effect at the time of conversion (the “Series A Preferred Stock Conversion Price”). The Series A Preferred Stock Conversion Price shall be subject to adjustment pursuant to Section A.6 from time to time; provided, however, no such adjustment shall be made in connection with the Reverse Stock Split. Following each adjustment, such adjusted Series A Preferred Stock Conversion Price shall remain in effect until a further adjustment hereunder. The initial Series A Preferred Stock Conversion Price shall be $0.20.

(d)          Conversion Limitation.

(i)          Blocker. No conversion shall be made with respect to any portion of the Series A Preferred Stock which would result in beneficial ownership by such holder of the Series A Preferred Stock of more than 9.99% of the outstanding shares of the Common Stock (the “Threshold”); provided, however, that this limitation shall not apply to any holder who is an executive officer or director of the Corporation. For the purposes of this Section A.5(d)(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Rule 13d-3 thereunder. A holder of Series A Preferred Stock shall have the authority and obligation to determine whether the restriction contained in this Section A.5(d)(i) will limit any conversion hereunder and to the extent that such holder determines that the limitation contained in this Section A.5(d)(i) applies, the determination of which portion of the Series A Preferred Stock is convertible shall be the responsibility and obligation of such holder. Any holder may increase the Threshold applicable to it upon prior written notice to the Corporation; provided, however that any such increase will only be effective 61 days after the date of such notice.

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(ii)      Conversion following the Reverse Stock Split. Any holder of Series A Preferred Stock that was previously subject to the limitations set forth in Section A.5(d)(i) shall be entitled, following the Reverse Stock Split, upon (i) written notice to the transfer agent (or to the Corporation if the Corporation serves as its own transfer agent) and (ii) the satisfaction of the requirements set forth in Section A.5(d)(iii), to convert all or any part of the Series A Preferred Stock then held by such holder into a number of fully paid and nonassessable shares of Common Stock in accordance with Section A.5(c), subject to the limitations contained in Section A.5(d)(i).

(iii)         Mechanics of Conversion.    Before any holder of Series A Preferred Stock shall be entitled to convert shares of Series A Preferred Stock into shares of Common Stock in connection with a conversion pursuant to Section A.5(d)(ii), the holder shall surrender the certificate for such shares of Series A Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate and, if applicable, any event on which such conversion is contingent.  The notice shall state the holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.

(e)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times following the date hereof reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Certificate of Incorporation. As of the date of filing this Certificate of Designation, there are not enough authorized but unissued shares of Common Stock available and reserved for the purpose of effectuating the conversion of the Series A Preferred Stock, which will be changed by the Reverse Stock Split.

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(f)          Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value. The Corporation shall, as soon as practicable after the Conversion Time, deliver to the holders of Series A Preferred Stock, or to their nominees, cash in lieu of any fraction of a share. For purposes hereof, “Fair Market Value” of a share of Common Stock as of a particular date (the "Determination Date") shall mean (i) if the principal trading market for such securities is a national securities exchange, the Over-the-Counter Bulletin Board, the OTC Markets or a similar system then in use, the last reported sales price on the principal market on the Conversion Time or if the Conversion Time is not a trading day, the trading day immediately prior to such an Conversion Time; or (ii) if (i) is not  applicable, and if bid and ask prices for shares of Common Stock are reported by the principal trading market, the average of the high bid and low ask prices so reported on the Conversion Time or if the Conversion Time is not a trading day on the trading day immediately prior to such Conversion Time.  Notwithstanding the foregoing, if there is no last reported sales price or bid and ask prices, as the case may be, for the day in question, then Fair Market Value shall be determined as of the latest day prior to such day for which such last reported sales price or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Fair Market Value shall be determined in good faith by, and reflected in a formal resolution of, the board of directors of the Corporation.

(g)          No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of the Series A Preferred Stock against impairment.

(h)          Taxes Upon Conversion. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant to this Section A.5. The Corporation shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that the tax has been paid.

(i)          Delivery of Common Stock Certificates. As soon as practicable after the Conversion Time, the Corporation at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to applicable holder of Series A Preferred Stock, or as such holder (upon payment by such holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock to which such holder shall be entitled on such conversion. Notwithstanding the preceding, this Section A.5(i) shall not apply with respect to a conversion in connection with a merger, reorganization or similar transaction where the holder of the Series A Preferred Stock receives the proceeds or other consideration to which such holder is entitled upon conversion at the same time as the holders of the Common Stock.

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6.           Adjustments.

(a)          Adjustment Upon Common Stock Event. At any time or from time to time after the date on which the first share of Series A Preferred Stock was issued by the Corporation (the “Series A Preferred Stock Original Issue Date”), upon the happening of a Common Stock Event, the Series A Preferred Stock Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Series A Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Series A Preferred Stock Conversion Price. The Series A Preferred Stock Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(b)          Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Series A Preferred Stock Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section A.6 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

(c)          Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Preferred Stock Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section A.6), then in any such event, but subject to Section A.5, each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(d)          Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Series A Preferred Stock Original Issue Date there is a reorganization of the Corporation (other than a Common Stock Event or a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section A.6) or a merger or consolidation of the Corporation with or into another corporation (except a Liquidation Event), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section A.6 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section A.6 (including adjustment of the Series A Preferred Stock Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section A.6 shall similarly apply to successive reorganizations, mergers and consolidations.

(e)          Adjustment Exception. Notwithstanding anything contained herein to the contrary, no adjustment shall be made pursuant to this Section A.6 in connection with the Reverse Stock Split.

(f)          Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Stock Conversion Price, the Corporation, at its expense, shall cause its chief financial officer (or other executive officer) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid (or by electronic mail if agreed to by the holder), to each registered holder of the Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

7.           Notices. Any notice required by the provisions of this Amended and Restated Certificate of Designation to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of (i) actual receipt, (ii) three days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after deposit with a recognized and reputable express courier for delivery the next business day, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

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IN WITNESS WHEREOF, the undersigned has signed and executed the foregoing Amended and Restated Certificate of Designation on this 25th day of November, 2011.

UPSTREAM WORLDWIDE, INC.

By:	/s/ Daniel Brauser
Name:	Daniel Brauser
Title:	Chief Financial Officer

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